Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-51671 and 333-51671-01) of our reports dated September 12, 1997, of our audits of the combined statement of revenues and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenues and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, which reports are included in the Forms 8-K of Highwoods Properties, Inc. dated August 27, 1997 (as amended on September 23,
1997) and October 1, 1997 and the Form 8-K of Highwoods/Forsyth Limited Partnership dated October 1, 1997. We also consent to the reference to our firm under the caption "Experts."



COOPERS & LYBRAND L.L.P.

/s/ COOPERS & LYBRAND L.L.P.


Memphis, Tennessee

June 4, 1998